As filed with the Securities and Exchange Commission on December 10, 2001.
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                   GETGO INC.
                         (formerly GetGo Mail.com Inc.)
                         ------------------------------
             (Exact name of Registrant as specified in its charter)

BRITISH VIRGIN ISLANDS                                 Not Applicable
----------------------                     -------------------------------------
Jurisdiction of Incorporation              I.R.S. Employer Identification Number

                                Prosperity Centre
                                  8/F, Block B
                             77 Container Port Road
                                   Kwai Chung
                           New Territories, Hong Kong
                           --------------------------
                    (Address of principal executive offices)

                     Program Management Consulting Agreement
                entered into with Donald J. Busto and Merger and
       Acquisition Consulting Agreement entered into with William Willard
       ------------------------------------------------------------------
                            (Full title of the Plan)

                           DERRIN R. SMITH, PRESIDENT
                                   GETGO INC.
                                Prosperity Centre
                                  8/F, Block B
                             77 Container Port Road
                                   Kwai Chung
                           New Territories, Hong Kong
                                011-852-2481-6022

                                 WITH A COPY TO:
                               HENRY F. SCHLUETER
                          Schlueter & Associates, P.C.
                       1050 Seventeenth Street, Suite 1700
                             Denver, Colorado 80265
                                 (303) 292-3883



                                    CALCULATION OF REGISTRATION FEE
=======================================================================================================
                                      Amount to be  Proposed Maximum   Proposed Maximum      Amount of
 Title of Each Class of Securities     Registered    Offering Price   Aggregate Offering   Registration
          to be Registered                (2)           Per Share            Price              Fee
-------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value(2)       1,000,000        $0.26(4)            $260,000           $65.00
-------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value(1)        200,000         $0.30(4)             $60,000           $15.00
-------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value(1)        400,000         $0.30(3)             $72,000           $18.00
-------------------------------------------------------------------------------------------------------


1) Represents shares issuable upon the exercise of options granted under the Program Management Consulting Agreement entered into with Donald J. Busto.

2) Represents shares issuable upon the exercise of options granted under the Mergers and Acquisition Consulting Agreement entered into with William Willard. This Registration Statement shall also cover any additional shares of common stock which become issuable under these agreements by reason of any stock dividend, stock split, recapitalization or similar transactions.

3) For the purpose of calculating the registration fee only. Pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is based on the average of the bid and asked price per share of common stock of GetGo Inc., as reported on the NASDAQ SmallCap on November 26, 2001.

4) Average of the high and low prices of GetGo Inc on the NASDAQ SmallCap on November 26, 2001.

           PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information required to be included in Part I of this Registration Statement will be given or sent to Donald J. Busto and William Willard as specified by Rule 428.

           PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following Documents filed by the Registrant ("the Company") with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(1) The Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2000.

(2) The Company's Reports filed on Form 6-K.

(3) All other documents filed by the Company after the date of this Registration Statement under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, since the end of the fiscal year covered by the annual report referred to in (1) above.

Item 4.   Description of Securities.

     The Company's authorized capital consists of 100,000,000 Common Shares, par value $0.01 per share and 5,000,000 Preferred Shares, par value $1.00 per share.

                                  Common Stock

     Holders of Common Stock are entitled to one vote for each whole share on all matters to be voted upon by shareholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights in the election of directors. All shares of Common Stock are equal to each other with respect to liquidation and dividend rights. Holders of Common Stock are entitled to receive dividends if and when declared by the Company's board of directors out of funds legally available therefor under British Virgin Islands law. In the event of the liquidation of the Company, all assets available for distribution to the holders of the Common Stock are distributable among them according to their respective holdings. Holders of Common Stock have no preemptive rights to purchase any additional, unissued shares of Common Stock. All of the outstanding shares of Common Stock of the Company are fully paid and non-assessable.

     Under the Company's Memorandum and Articles of Association and the laws of the British Virgin Islands, the Company's Memorandum and Articles of Association may be amended by the board of directors without shareholder approval. This includes amendments increasing or reducing the authorized capital stock of the Company and increasing or reducing the par value of its shares. The board of directors may also increase the capital of the Company without shareholder approval by transferring a portion of the Company's surplus to capital or reduce the capital of the Company by transferring a portion of the Company's capital to surplus. The ability of the Company to amend its Memorandum and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in control of the Company without any further action by the shareholders, including but not limited to a tender offer to purchase the common stock at a premium over then current market prices.

     Under United States law, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholder action must be taken in good faith and actions by controlling shareholders that are obviously unreasonable may be declared null and void. The British Virgin Islands law protecting the interests of the minority shareholders may not be as protective in all circumstances as the laws protecting minority shareholders in United States jurisdictions. While British Virgin Islands law does permit a shareholder of a British Virgin Islands company to sue its directors derivatively, i.e., in the name of and for the benefit of the company, and to sue the company and its directors for his benefit and the benefit of others similarly situated, the circumstances in which any action may be brought and the procedures and defenses that may be available with respect to any action may result in the rights of shareholders of a British Virgin Islands company being more limited than those rights of shareholders in a United States company.

                                Preferred Stock

     On October 25, 2000, the Company's Shareholders approved an Amendment to the Company's Memorandum and Articles of Association which among other things created a new class of securities of the Company consisting of 5,000,000 authorized shares of Preferred Stock, $1.00 par value, that may issued in series from time to time by the Company's Board of Directors in their sole discretion without the approval of the Shareholders of the Company with such designations, powers, preferences, rights, qualifications, limitations, and restrictions as have not been fixed in the Company's Memorandum of Association. The board of directors may, without shareholder approval, issue preferred stock with dividend rates, voting rights and other preferences, which rights and preferences could adversely affect the voting power of the holders of the common stock. Issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control.

Item 5.   Interest of Named Experts and Counsel.

Not Applicable.

Item 6.   Indemnification of Directors and Officers

     Pursuant to its Articles of Association and subject to British Virgin Islands law, the Company may indemnify a director or officer out of the assets of the Company against all losses or liabilities which the director or officer may have incurred in or about the execution of the duties of his office or otherwise in relation thereto. No director or officer is liable for any loss, damage or misfortune which may have been incurred by the Company in the execution of the duties of his office, or in relation thereto provided the director or officer acted honestly and good faith with a view to the best interest of the Company and except for his own willful misconduct or negligence.

     The foregoing indemnification provisions are broad enough to encompass certain liabilities of directors and officers of Company under the Securities and Exchange Act of 1933.

Item 7.   Exemption From Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

Exhibit
Number      Description
------      -----------

4.1         Memorandum and Articles of Association of the Registrant

4.2         Form of Specimen Stock Certificate

5.1         Opinion and Consent of Harney Westwood & Riegels

Exhibit
Number      Description
------      -----------

10.1 Program Management Consulting Agreement, dated September 18, 2001, between the Company and Donald J. Busto.

10.2 Non-Qualified Stock Option Agreement, dated September 18, 2001, between the Company and Donald J. Busto.

10.3 Mergers and Acquisition Consulting Agreement dated October 17, 2001 between the Company and William Willard.

10.4 Non-Qualified Stock Plan, dated November 8, 2001 between the Company and William Willard.

23.1        Consent of Deloitte Touche Tohmatsu, Independent Certified Public
            Accountants

24.1        Power of Attorney*

*Included on the signature page.

Item 9.   Undertakings.

     (1) The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on the 10th day of December, 2001


                                            GETGO INC.

                                            By: /s/ Derrin R. Smith
                                            -----------------------
                                            Derrin R. Smith

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes an appoints Derrin R. Smith, and Henry F. Schlueter, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature                               Title                           Date
----------                     ----------------------              -------------


/s/                            Chairman of the Board,              Dec. 10, 2001
---------------------------    President, and                      -------------
Derrin R. Smith                Principal Executive Officer


/s/                            Principal Financial Officer,        Dec. 10, 2001
---------------------------    and Principal Accounting Officer    -------------
Les Bates


/s/                            Director                            Dec. 10, 2001
---------------------------                                        -------------
Mark S. Raimer


/s/                            Director and United States          Dec. 10, 2001
---------------------------    Representative                      -------------
Henry F. Schlueter

INDEX TO EXHIBITS


4.1         Memorandum and Articles of Association of the Registrant

4.2         Form of Specimen Stock Certificate

5.1         Opinion and Consent of Harney Westwood & Riegels

10.1 Program Management Consulting Agreement, dated September 18, 2001, between the Company and Donald J. Busto.

10.2 Non-Qualified Stock Option Agreement, dated September 18, 2001, between the Company and Donald J. Busto.

10.3 Mergers and Acquisition Consulting Agreement, dated November 8, 2001 between the Company and William Willard.

10.4 Non-Qualified Stock Plan, dated November 8, 2001 between the Company and William Willard.

23.1        Consent of Deloitte Touche Tohmatsu, Independent Certified Public
            Accountants

24.1        Power of Attorney*

*Included on the signature page.